Exhibit 99.1

Alnylam Pharmaceuticals Reports First Quarter 2015 Financial Results and Highlights Recent Period Progress

– Launched “Alnylam 2020” Guidance for Advancement and Commercialization of RNAi Therapeutics –

– Advanced Multiple Clinical Programs and Presented Evidence for Potential Disease-Modifying Activity for Patisiran in Familial Amyloidotic Polyneuropathy (FAP) and ALN-AT3 in Hemophilia –

– Plans to Present New Clinical Data for ALN-AT3 and Initial Clinical Data for ALN-CC5 in Oral Presentations at Medical Meetings in June –

– Maintained Strong Balance Sheet with $1.45 Billion in Cash and Expects to End 2015 with Greater than $1.2 Billion in Cash –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 7, 2015--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the first quarter 2015, and highlighted recent progress in advancing its pipeline.

“These are exciting times for RNAi therapeutics and Alnylam’s efforts to bring innovative medicines to patients. With our ‘Alnylam 2020’ strategy we aim to transition from a late-stage clinical development company to a multi-product commercial-stage company with a sustainable development pipeline – a profile that we believe has rarely been achieved in the biopharmaceutical industry. Amongst many achievements in the first quarter and recent period, we reported promising data on potential disease modifying effects for patisiran in Familial Amyloidotic Polyneuropathy (FAP) and ALN-AT3 in hemophilia. Specifically, in our patisiran Phase 2 open-label extension – or ‘OLE’ – study, we generated what we believe to be continued evidence for a possible halting of neuropathy progression after the first 12 months of treatment, with drug administration generally well tolerated out to 17 months. Furthermore, recent results from our Phase 1 trial with ALN-AT3 provide initial evidence for potential correction of the hemophilia phenotype with an encouraging tolerability profile. In aggregate, we believe these results strengthen the bridge that we are building between RNAi-mediated knockdown and potential clinical benefit for patients,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “We have also continued enrolling subjects in our ALN-PCSsc Phase 1 study, and we initiated dosing in our Phase 1/2 trial with ALN-CC5. With these advancements we are now poised for a very data-rich mid-year period, with confirmed oral presentations of clinical results for ALN-AT3 and ALN-CC5 in June and initial Phase 1 data for ALN-PCSsc expected in mid-2015. We look forward to sharing these data in the weeks and months to come.”

First Quarter 2015 and Recent Significant Corporate Highlights

  Launched “Alnylam 2020” Guidance for advancement and commercialization of RNAi Therapeutics. Specifically, by the end of 2020, Alnylam expects to achieve a company profile with 3 marketed products, as well as 10 RNAi therapeutic clinical programs – including 4 in late stages of development – across its 3 Strategic Therapeutic Areas (STArs).
  Advanced pipeline programs in Genetic Medicine STAr.
    Advanced investigational RNAi therapeutic programs for the treatment of transthyretin (TTR)-mediated amyloidosis (ATTR amyloidosis).
      Continued enrollment in APOLLO Phase 3 study of patisiran in ATTR amyloidosis patients with Familial Amyloidotic Polyneuropathy (FAP).
      Reported positive 12-month clinical data from patisiran Phase 2 open-label extension (OLE) study, showing sustained TTR knockdown of up to a mean 88% and continued evidence for potential halting of neuropathy progression. Specifically, a mean 2.5 point decrease in neuropathy impairment score (mNIS+7) was observed after 12 months of patisiran administration, comparing favorably to a 13-18 point increase in untreated patients with similar baseline characteristics, as estimated from published historical data sets. Patisiran was also found to be generally well tolerated out to 17 months of drug administration.
      Continued enrollment in ENDEAVOUR Phase 3 study of revusiran in ATTR amyloidosis patients with Familial Amyloidotic Cardiomyopathy (FAC).
      Presented complete Phase 2 data with revusiran in patients with TTR cardiomyopathy, showing tolerability and an up to 98.2% knockdown of serum TTR.
      Continued dosing FAC patients in revusiran Phase 2 OLE study designed to evaluate the tolerability and clinical activity of revusiran with long-term dosing for up to two years.
      Presented results from a retrospective natural history study evaluating disease progression in ATTR amyloidosis patients with FAC, showing a 140 meter decline in 6 minute walk distance (6MWD) at 18 months; the change in 6MWD at 18 months is a co-primary endpoint measure in ENDEAVOUR.
    Advanced ALN-AT3 for the treatment of hemophilia and rare bleeding disorders (RBD).
      Reported positive initial results from a small number of subjects in a Phase 1 trial of ALN-AT3, including an up to 70% knockdown of antithrombin (AT) and initial evidence for the potential correction of the hemophilia phenotype with an up to 334% increase in thrombin generation and marked improvement in whole blood clotting.
      The company announces today that it is transitioning to once-monthly subcutaneous dose cohorts in its ongoing Phase 1 study.
      The company also announces today that it has completed its chronic GLP toxicology studies of ALN-AT3, including a 9-month study in non-human primates and 6-month studies in rat and hemophilia A mice, with No Adverse Effect Level (NOAEL) doses that support further advancement of the program.
      Published pre-clinical study results in Nature Medicine documenting safety, efficacy, and durability of ALN-AT3 in rodent and non-human primate (NHP) models of hemophilia.
    Initiated Phase 1/2 trial with ALN-CC5. The trial is being conducted initially in normal human volunteers, and then is expected to move to patients with paroxysmal nocturnal hemoglobinuria (PNH).
  Advanced pipeline programs in Cardio-Metabolic Disease STAr
    Continued dosing in Phase 1 trial with ALN-PCSsc in normal human volunteers with elevated LDL-C at baseline.
      The company announces today that it has completed the single ascending dose (SAD) phase of the study and has initiated the multi-dose (MD) phase with or without statin co-administration.
    Formed new agreement with Isis Pharmaceuticals, extending the companies’ decade-long alliance to lead the development and commercialization of RNA therapeutics.
    Completed successful public offering of common stock, with concurrent private placements from Genzyme, totaling $567 million in net proceeds.
    Signed a 295,000 square foot lease with an affiliate of BioMed Realty for Class A laboratory and office space in Cambridge for the company’s future corporate headquarters.
    The company announces today that Cynthia Clayton, Vice President of Investor Relations and Corporate Communications, will be transitioning from Alnylam to pursue personal interests. Michael Mason, Alnylam’s Vice President of Finance, will lead the company’s investor relations area on an interim basis. The company has initiated an external search to identify a new person for this role. Joshua Brodsky, Senior Manager, Investor Relations and Corporate Communications, will report to Mr. Mason during the transition period.

“We want to thank Cynthia for her decade-long leadership of Alnylam’s corporate communications team. We are very sad to see her go, but are happy that she’ll have a chance to pursue her personal interests,” said John Maraganore. “In the meanwhile, Mike Mason will assume acting leadership of our investor relations team while we conduct a search for Cynthia’s replacement.”

Upcoming Events in Mid-2015

  Alnylam announces today that it plans to present additional data from its ALN-AT3 Phase 1 trial in subjects with hemophilia at the International Society on Thrombosis and Haemostasis (ISTH) 2015 Congress, being held June 20 – 25, 2015 in Toronto, in an oral presentation on Tuesday, June 23 at 2:30 p.m. ET.
  The company also announces today that it plans to present initial single ascending dose (SAD) cohort data from its ALN-CC5 Phase 1/2 trial in normal human volunteers at the 20th Congress of the European Hematology Association (EHA), being held June 11 – 14, 2015 in Vienna, Austria, in an oral presentation on Sunday, June 14 at 8:45 a.m. Central European Summer Time (2:45 a.m. ET).
  In addition, during mid-2015, Alnylam plans to:
    Initiate Phase 1 trial with ALN-AS1 in development for the treatment of hepatic porphyrias
    Present initial data from Phase 1 trial of ALN-PCSsc in development for the treatment of hypercholesterolemia
    File Clinical Trial Application (CTA) for ALN-AAT in development for the treatment of alpha-1 antitrypsin (AAT) deficiency-associated liver disease
    Select Development Candidate (DC) for ALN-GO1 in development for the treatment of Primary Hyperoxaluria Type 1 (PH1)

“Alnylam continues to maintain a very strong balance sheet, with approximately $1.45 billion in cash as of the end of the first quarter of 2015,” said Michael Mason, Vice President, Finance & Treasurer. “Our cash balance was bolstered in the quarter with net proceeds of approximately $567 million that resulted from a public offering and concurrent private placements from Genzyme. This financing resulted in a balance sheet that allows us to invest in a broad pipeline of RNAi therapeutics across all three Alnylam STArs, which we believe will enable us to realize our ‘Alnylam 2020’ goals. As for financial guidance this year, we remain on track to end 2015 with greater than $1.2 billion in cash.”

Financials

Cash, Cash Equivalents and Total Marketable Securities

At March 31, 2015, Alnylam had cash, cash equivalents and total marketable securities of $1.45 billion, as compared to $881.9 million at December 31, 2014.

In January 2015, Alnylam sold an aggregate of 5,447,368 shares of its common stock through an underwritten public offering at a price to the public of $95.00 per share. As a result of the offering, Alnylam received aggregate net proceeds of $496.4 million.

In January 2015, in connection with our public offering described above, Genzyme exercised its right under the investor agreement between Alnylam and Genzyme, to purchase, in concurrent private placements, 744,566 shares of common stock, at the public offering price of $95.00 per share, resulting in proceeds to Alnylam of $70.7 million.

Under the investor agreement, Genzyme also has the right each January to purchase a number of shares of Alnylam’s common stock based on the number of shares issued during the previous year for compensation-related purposes. Genzyme exercised this right to purchase 196,251 shares of our common stock on January 22, 2015 for approximately $18.3 million.

The exercise of these rights allowed Genzyme to maintain its current ownership level of Alnylam common stock of approximately 12%.

Non-GAAP Net Loss

The non-GAAP net loss for the first quarter of 2015 was $50.8 million, or $0.62 per share on both a basic and diluted basis as compared to a non-GAAP net loss of $26.3 million, or $0.39 per share on both a basic and diluted basis for the same period in the previous year. The non-GAAP net loss for the first quarter of 2014 excludes the $224.7 million charge to in-process research and development expense for the purchase of the Sirna RNAi assets from Merck, described below, for which there is no corresponding expense for the first quarter of 2015.

GAAP Net Loss

The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the first quarter of 2015 was $50.8 million, or $0.62 per share on both a basic and diluted basis (including $8.2 million, or $0.10 per share of non-cash stock-based compensation expense), as compared to a net loss of $250.9 million, or $3.70 per share on both a basic and diluted basis (including $5.6 million, or $0.08 per share of non-cash stock-based compensation expense), for the same period in the previous year.

Revenues

Revenues were $18.5 million for the first quarter of 2015, as compared to $8.3 million for the first quarter of 2014. Revenues for the first quarter of 2015 included $5.6 million of revenues from the company’s collaboration with Monsanto, $5.5 million from the company’s alliance with Takeda Pharmaceuticals Company Limited, $2.0 million for the company’s alliance with The Medicines Company, $1.8 million from the company’s alliance with Genzyme and $3.6 million from research reagent licenses and other sources. The increase in revenues in the first quarter of 2015 compared to the first quarter of the previous year was due primarily to revenue recognized in connection with the September 2014 amendment of our remaining performance obligations under the Monsanto agreement, as well as services performed in connection with our performance obligations under agreements with The Medicines Company and Genzyme. In addition, net revenues from collaborators increased due to the achievement of certain non-recurring milestones from other sources. The company expects net revenues from collaborators to decrease during the remainder of 2015 on a comparative basis due primarily to the completion of our performance obligations under the Monsanto agreement in February 2015 and the planned completion of our revenue amortization under the Takeda agreement in May 2015.

Research and Development Expenses

Research and development (R&D) expenses were $58.0 million in the first quarter of 2015 which included $5.3 million of non-cash stock-based compensation, as compared to $43.8 million in the first quarter of 2014, which included $3.7 million of non-cash stock-based compensation. The increase in R&D expenses in the first quarter of 2015 as compared to the first quarter of the prior year was due primarily to additional expenses related to the significant advancement of certain of our clinical and pre-clinical programs. In addition, compensation, non-cash stock-based compensation and related expenses increased during the first quarter of 2015 as compared to the first quarter of 2014 due primarily to a significant increase in headcount during the period as we expand and advance our development pipeline. Offsetting these increases was a decrease in license fees during the first quarter of 2015 as compared to the first quarter of 2014. The company expects that research and development expenses will increase for the remainder of 2015.

In-Process Research and Development Expense

In the first quarter of 2014, the company incurred a $224.7 million charge to in-process research and development expense in connection with the purchase of the Sirna RNAi assets from Merck. Specifically, at the closing of the transaction, the company paid Merck $25.0 million in cash and issued 2,142,037 shares of the company’s common stock. The company issued an additional 378,007 shares of common stock to Merck upon the completion of certain technology transfer activities, which was completed in the second quarter of 2014.

General and Administrative Expenses

General and administrative (G&A) expenses were $12.7 million in the first quarter of 2015, which included $2.9 million of non-cash stock-based compensation, as compared to $8.9 million in the first quarter of 2014, which included $1.9 million of non-cash stock-based compensation. The increase in G&A expenses in the first quarter of 2015 as compared to the first quarter of the prior year was due primarily to an increase in consulting and professional services related to an increase in general business activities. In addition, compensation, non-cash stock-based compensation and related expense increased during the first quarter of 2015 as compared to the first quarter of 2014 due primarily to an increase in headcount during the period as compared to the prior year period. For the remainder of 2015, the company expects that general and administrative expenses will remain consistent with the first quarter of 2015.

Benefit from Income Taxes

The company had a benefit from income taxes of $0.4 million for the first quarter of 2015 as compared to $17.9 million in the first quarter of 2014. The decrease was due to the corresponding income tax benefit associated with the sale of the company’s common stock at execution of the 2014 Genzyme collaboration. In addition, the company also recorded a reduced income tax benefit for the increase in the value of the company’s investment in Regulus that the company carried at fair market value during the same respective period.

Conference Call Information
Management will provide an update on the company, discuss first quarter 2015 results, and discuss expectations for the future via conference call on Thursday, May 7, 2015 at 4:30 p.m. ET. To access the call, please dial 877-312-7507 (domestic) or 631-813-4828 (international) five minutes prior to the start time and refer to conference ID 38203671. A replay of the call will be available beginning at 7:30 p.m. ET on May 7, 2015. To access the replay, please dial 855-859-2056 (domestic) or 404-537-3406 (international), and refer to conference ID 38203671.

About RNAi
RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNA (siRNA), the molecules that mediate RNAi and comprise Alnylam's RNAi therapeutic platform, target the cause of diseases by potently silencing specific mRNAs, thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About GalNAc Conjugates and Enhanced Stabilization Chemistry (ESC) GalNAc Conjugates
GalNAc-siRNA conjugates are a proprietary Alnylam delivery platform and are designed to achieve targeted delivery of RNAi therapeutics to hepatocytes through uptake by the asialoglycoprotein receptor. Alnylam’s Enhanced Stabilization Chemistry (ESC) GalNAc-conjugate technology enables subcutaneous dosing with increased potency, durability, and a wide therapeutic index, and is being employed in several of Alnylam’s genetic medicine programs, including programs in clinical development.

About LNP Technology
Alnylam has licenses to Tekmira LNP intellectual property for use in RNAi therapeutic products using LNP technology.

About Alnylam Pharmaceuticals
Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is leading the translation of RNAi as a new class of innovative medicines. Alnylam’s pipeline of investigational RNAi therapeutics is focused in 3 Strategic Therapeutic Areas (STArs): Genetic Medicines, with a broad pipeline of RNAi therapeutics for the treatment of rare diseases; Cardio-Metabolic Disease, with a pipeline of RNAi therapeutics toward genetically validated, liver-expressed disease targets for unmet needs in cardiovascular and metabolic diseases; and Hepatic Infectious Disease, with a pipeline of RNAi therapeutics that address the major global health challenges of hepatic infectious diseases. In early 2015, Alnylam launched its “Alnylam 2020” guidance for the advancement and commercialization of RNAi therapeutics as a whole new class of innovative medicines. Specifically, by the end of 2020, Alnylam expects to achieve a company profile with 3 marketed products, 10 RNAi therapeutic clinical programs – including 4 in late stages of development – across its 3 STArs. The company’s demonstrated commitment to RNAi therapeutics has enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, Biogen, Roche, Takeda, Kyowa Hakko Kirin, Cubist, GlaxoSmithKline, Ascletis, Monsanto, The Medicines Company, and Genzyme, a Sanofi company. In addition, Alnylam holds an equity position in Regulus Therapeutics Inc., a company focused on discovery, development, and commercialization of microRNA therapeutics. Alnylam scientists and collaborators have published their research on RNAi therapeutics in over 200 peer-reviewed papers, including many in the world’s top scientific journals such as Nature, Nature Medicine, Nature Biotechnology, Cell, New England Journal of Medicine, and The Lancet. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information about Alnylam’s pipeline of investigational RNAi therapeutics, please visit www.alnylam.com.

Alnylam Forward Looking Statements
Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, Alnylam’s expectations regarding its “Alnylam 2020” guidance, Alnylam’s views with respect to the potential for RNAi therapeutics, including patisiran, revusiran, ALN-AT3, ALN-CC5, ALN-PCSsc, ALN-AS1, ALN-AAT, and ALN-GO1, its expectations with respect to the timing, execution, and success of its clinical and pre-clinical trials, the expected timing of regulatory filings, including its plan to file IND or IND equivalent applications and/or initiate clinical trials for ALN-AAT and ALN-AS1, its expectations regarding reporting of data from its clinical and pre-clinical studies, including its studies for patisiran, revusiran, ALN-AT3, ALN-CC5, and ALN-PCSsc, as well as other research programs and technologies, its plans regarding commercialization of RNAi therapeutics, and Alnylam’s expected cash position as of December 31, 2015, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Alnylam’s ability to manage operating expenses, Alnylam’s ability to discover and develop novel drug candidates and delivery approaches, successfully demonstrate the efficacy and safety of its drug candidates, the pre-clinical and clinical results for its product candidates, which may not be replicated or continue to occur in other subjects or in additional studies or otherwise support further development of product candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials, obtaining, maintaining and protecting intellectual property, Alnylam’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties, obtaining regulatory approval for products, competition from others using technology similar to Alnylam’s and others developing products for similar uses, Alnylam’s ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives, Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the “Risk Factors” filed with Alnylam’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) and in other filings that Alnylam makes with the SEC. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation to update any forward-looking statements.

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Statements of Comprehensive Loss
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2015	2014

Net revenues from collaborators	$18,537	$8,275

Operating expenses:
Research and development (1)	58,035	43,758
In-process research and development	—	224,656
General and administrative (1)	12,724	8,925
Total operating expenses	70,759	277,339
Loss from operations	(52,222)	(269,064)
Other income (expense):
Interest income	1,014	333
Other income (expense)	—	(82)
Total other income	1,014	251
Loss before income taxes	(51,208)	(268,813)
Benefit from income taxes	431	17,870
Net loss	$(50,777)	$(250,943)

Net loss per common share - basic and diluted	$(0.62)	$(3.70)

Weighted average common shares used to compute basic and diluted net loss per common share	82,074	67,786

Comprehensive loss
Net loss	$(50,777)	$(250,943)
Unrealized gain on marketable securities, net of tax	3,622	5,313
Comprehensive loss	$(47,155)	$(245,630)

(1) Non-cash stock-based compensation expenses included in operating expenses are as follows:
Research and development	$5,346	$3,681
General and administrative	2,890	1,910

Alnylam Pharmaceuticals, Inc. Unaudited GAAP to Non-GAAP Reconciliation: Net Loss and Net Loss Per Share (In thousands, except per share amounts)

	For the Three Months
	Ended March 31,
	2015	2014
GAAP net loss	$(50,777)	$(250,943)
Adjustment:
In-process research and development expense	—	224,656
Non-GAAP net loss	$(50,777)	$(26,287)

GAAP net loss per common share – basic and diluted	$(0.62)	$(3.70)
Adjustment (as detailed above)	—	3.31
Non-GAAP net loss per common share – basic and diluted	$(0.62)	$(0.39)

Use of Non-GAAP Financial Measures
The company supplements its condensed consolidated financial statements presented on a GAAP basis by providing additional measures that are considered “non-GAAP” financial measures under applicable SEC rules. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles in the United States (GAAP) and should not be viewed in isolation or as a substitute for GAAP net loss and basic and diluted net loss per common share.

The company evaluates items on an individual basis, and considers both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to the company’s ongoing business operations, and (iii) whether or not the company expects it to occur as part of its normal business on a regular basis. In the first quarter of 2014, the company’s Non-GAAP net loss and Non-GAAP loss per common share – basic and diluted financial measures excludes the in-process research and development expense of $224.7 million related to the purchase of the Sirna RNAi assets from Merck. The company believes that the exclusion of this expense provides management and investors with supplemental measures of performance that better reflect the underlying economics of the company’s business. In addition, the company believes the exclusion of this expense is important in comparing current results with prior period results and understanding projected operating performance. Management uses these non-GAAP financial measures to establish budgets and operational goals and to manage the company’s business.

ALNYLAM PHARMACEUTICALS, INC. UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share amounts)

	March 31,	December 31,
	2015	2014
Cash, cash equivalents and total marketable securities	$1,450,754	$881,929
Billed and unbilled collaboration receivables	10,107	39,937
Prepaid expenses and other current assets	13,206	9,739
Deferred tax assets	33,667	31,667
Property and equipment, net	21,166	21,740
Investment in equity securities of Regulus Therapeutics Inc.	99,890	94,583
Total assets	$1,628,790	$1,079,595
Accounts payable, accrued expenses and other liabilities	$31,917	$38,791
Deferred tax liabilities	33,667	31,667
Total deferred revenue	60,665	66,854
Total deferred rent	6,031	6,016
Total stockholders’ equity (84.2 million and 77.2 million common shares issued and outstanding and at March 31, 2015 and December 31, 2014, respectively)	1,496,510	936,267
Total liabilities and stockholders' equity	$1,628,790	$1,079,595

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2014.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Michael Mason, 617-551-8327
Vice President, Finance and Treasurer
or
Joshua Brodsky, 617-551-8276
Senior Manager, Investor Relations and
Corporate Communications